Exhibit 10.1
PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K, THIS EXHIBIT OMITS CERTAIN INFORMATION, IDENTIFIED BY [***], THAT IS NOT MATERIAL AND THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
Maximum-Amount Irrevocable Letter of Guarantee
No.: Z902240301
To: China Merchants Bank Co., Ltd., Shanghai Branch
WHEREAS: the Bank and Zai Lab (Shanghai) Co., Ltd. (hereinafter referred to as “the Credit Applicant”) have signed (or are about to sign) the Credit Agreement (applicable where no separate loan contracts are required for working capital loans) with No. Z902240301 (hereinafter referred to as “the Credit Agreement”), and both parties agree to provide the Credit Applicant with a credit limit (hereinafter referred to as “the Credit Limit”) in the total amount of Renminbi (in words) Two Hundred and Fifty Million (including the equivalent amount in other currencies) during the credit period (hereinafter referred to as “the Credit Period”, i.e., the period during which the creditor’s rights are determined) as stipulated in the Credit Agreement.
At the request of the Credit Applicant, the Guarantor agrees to issue this letter of guarantee and voluntarily assume joint guarantee liability for all debts owed by the Credit Applicant to the Bank in accordance with the Credit Agreement. The specific guarantee matters are as follows:
1. Guarantee Scope
1.1 The scope of the guarantee provided by the Guarantor covers the total sum of loans and other outstanding principal balances provided by the Bank to the Credit Applicant within the Credit Limit under the Credit Agreement (with a maximum limit of Renminbi [in words] Two Hundred and Fifty Million), as well as the relevant interest, penalty interest, compound interest, liquidated damages, delayed performance fees, expenses incurred to realize the guarantee rights and creditor’s rights, and other related expenses. This includes, but is not limited to:
1.1.1 The outstanding balance of specific transactions under the / (fill in the name of the agreement here) numbered / originally signed between the Bank (or its subsidiary) and the Credit Applicant which has yet to be settled;
1.1.2 The loan principal balance and the corresponding interest, penalty interest, compound interest, liquidated damages, and delayed performance fees, etc., disbursed by the Bank according to the Credit Agreement and/or the various specific transaction documents hereunder;

1.1.3 Reasonable expenses incurred by the Bank to realize the guarantee rights and creditor’s rights (including but not limited to litigation fees, attorney’s fees, publication fees, delivery fees, travel cost, application fees for the issuance of compulsory enforcement certificates, etc.) and any other related reasonable expenses.
1.2 Regarding revolving credit, if the principal balance of the loans or other credit provided by the Bank to the Credit Applicant exceeds the Credit Limit, the Guarantor shall not assume guarantee liability for the portion of the credit balance exceeding the Credit Limit amount. It shall only assume joint guarantee liability for the portion of loans or other principal balance, along with their interests, penalty interest, compound interest, liquidated damages, delayed performance fees, fees incurred to realize the guarantee rights and creditor’s rights, and other related expenses that do not exceed the amount of the Credit Limit.
Notwithstanding the foregoing stipulations, the Guarantor explicitly states the following: even if the principal balance of the loans or other credit provided by the Bank to the Credit Applicant exceeds the amount of the Credit Limit at any point during the Credit Period, if the total sum of various credit principal balance does not exceed the Credit Limit at the time that the Bank requests the Guarantor to assume guarantee liability, the Guarantor may not raise objections based on the aforementioned stipulations. Instead, it shall assume joint guarantee liability for the entire credit principal balance, along with its interest, penalty interest, compound interest, liquidated damages, delayed performance fees, fees incurred to realize the guarantee rights and creditor’s rights, and other related expenses (subject to the scope specified in Article 1.1).
1.3 Where the Bank processes the repayment of new loans, conversions of former loans, or debts under the letters of credit, letters of guarantee, bills and others during the Credit Period (regardless of whether these former loans, letters of credit, letters of guarantee, bills, and other transactions are incurred during or before the Credit Period) for the Credit Applicant, the Guarantor confirms that the debts arising from these actions are included in its scope of guarantee liability.
2. This Letter of Guarantee is a Maximum-Amount Letter of Guarantee
2.1 During the Credit Period, the Bank may provide credit to the Credit Applicant in installments. The specific types of credit transactions and credit limits, whether interchanging usage is allowed between different types of credit transactions, and specific usage conditions, etc. are all subject to the Bank’s approval and consent. If the Bank makes adjustments to its original approval opinions based on the Credit Applicant’s application during the Credit Period, the subsequent approval opinions issued by the Bank shall constitute supplements and amendments to the original approval opinions, and the same applies moving forward.
The due date of each transaction may be later than the due date in the Credit Period stipulated in the Credit Agreement.

2.2 Upon the expiration of the Credit Period, if the Bank still has outstanding balances of loans, advances, or other forms of credit provided to the Credit Applicant, the Guarantor shall assume joint and several liability within the guarantee scope determined in this letter of guarantee. Prior to the expiration of the Credit Period, if the Bank seeks recourse against the Credit Applicant in accordance with the Credit Agreement and/or the various specific transaction documents, the Guarantor shall also assume joint and several guarantee liability within the guarantee scope determined in this letter of guarantee.
2.3 In the course of performing the various specific transactions under the Credit Agreement, if the Bank reaches an agreement with the Credit Applicant on an extension arrangement or makes changes to the relevant clauses regarding the deadlines, interest rates, amounts and more of the various specific transactions, or adjusts the interest rates and pricing methods during the guarantee period according to the Credit Agreement and/or the various specific transaction documents, obtaining the consent of the Guarantor is not required, but the Guarantor shall be notified promptly provided that no increased liabilities are posed on the Guarantor; the Guarantor also acknowledges the above and it does not affect the guarantee liability assumed by the Guarantor in accordance with this letter of guarantee.
2.4 The Guarantor hereby confirms that the specific transaction documents (whether an individual agreement/application or a framework agreement) signed by the Bank and the Credit Applicant for each specific transaction under the credit limit constitute an integral part of the Credit Agreement, and they collectively stipulate the rights, obligations and arrangements concerning the specific transactions involved.
The Guarantor hereby confirms that the specific amounts, terms, purposes and other transaction elements of the credit transactions actually incurred between the Bank and the Credit Applicant shall be determined based on the specific transaction documents, the transaction vouchers produced by the Bank, and the transaction records in the Bank’s system (in the event of any inconsistency, the records in the Bank’s system shall prevail).
3. Guarantee Manner
3.1 The Guarantor hereby confirms that it shall bear joint and several economic and legal liabilities for all debts of the Credit Applicant within the scope of the guarantee. If the Credit Applicant fails to repay all principal, interest and related expenses for various loans, advances, and other credit debts owed to the Bank under the Credit Agreement and/or the various specific transaction documents in a timely manner, or in case of any other default as stipulated in the Credit Agreement and/or in various specific transaction documents, the Bank has the right to seek recourse directly from the Guarantor without first seeking recourse or filing a lawsuit with the Credit Applicant.

3.2 Notices of claim issued by the Bank are final, and the Guarantor shall have no objection hereto. The Guarantor agrees to repay all debts of the Credit Applicant under the Credit Agreement within five days after receiving a written notice of claim from the Bank, without the need for the Bank to provide any certificate or other documents. Unless an error occurs, the Guarantor shall accept the amount stated in the Bank’s claim request as accurate data.
The Bank has the right to collect payments from the Guarantor in any manner deemed appropriate, including but not limited to sending a fax, post, personal delivery, and making an announcement via public media.
4. Guarantee Liability Period
The guarantee liability period of the Guarantor shall start from the effective date of this letter of guarantee to three years after the due date of each loan or other financing or accounts receivable assigned by the Bank under the Credit Agreement or after the advance payment date of each advance. In the event of extension of any specific credit, the guarantee period shall be extended to three years after the expiration of the extension period.
5. Relationship of this Guarantee to Other Guarantees
5.1 This letter of guarantee, being irrevocable and unconditional, is neither affected by any agreement or document signed between the Credit Applicant and any entity/individual, nor subject to any change due to fraud, reorganization, business suspension, dissolution, liquidation, bankruptcy, merger (acquisition), spin-off, restructuring, or expiration of the operating term of the Credit Applicant. It is also unaffected by any grace period or extension granted by the Bank to the Credit Applicant, or the Bank’s delay in exercising its right to recover the amounts owed by the Credit Applicant under the relevant agreements.
6. The Guarantor Hereby Specifically Makes the Following Representations and Warranties:
6.1 The Guarantor is a legal person incorporated in accordance with the law and qualified to act as a Guarantor, or other institution qualified to act as a Guarantor, or a natural person with full civil legal capacity to guarantee the performance of the obligations hereunder. If any loss is incurred to the Bank due to the Guarantor’s violation of this commitment, the Guarantor shall unconditionally assume liability for compensation and may not invoke any defense, except as otherwise provided by applicable laws;
6.2 The issuance of this letter of guarantee by the Guarantor has been fully authorized or approved by the competent authorities such as the supervising department/board of directors;
6.3 The issuance of this letter of guarantee by the Guarantor represents its true intention, without any factors of fraud or coercion;

6.4 Prior to the expiration of this letter of guarantee, the total amount of all external guarantees (including foreign currency conversions) provided by the Guarantor shall not exceed the total equity of the Guarantor;
6.5 Financial books/records and annual financial reports shall be provided for the Bank as requested in a timely manner, and significant decisions and changes in production, operation, and management made by the Guarantor shall be promptly updated with the Bank;
6.6 The financial information and all other documents provided by the Guarantor to the Bank are true and legal;
6.7 Where the Guarantor is a corporate legal person or other organization, it shall, during the validity period of this letter of guarantee, promptly process the procedures for enterprise (legal person) registration, annual reports, as well as procedures for operating term extension/renewal;
6.8 Any change in the industrial and commercial registrations, organizational structure, equity structure, mode of operation or financial condition of the Guarantor, or events such as debt restructuring or significant related party transactions, shall not affect the legal binding force of this letter of guarantee on the Guarantor. If any of the aforementioned changes may affect the Guarantor’s ability to perform this letter of guarantee, the Guarantor is obliged to notify the Bank promptly;
6.9 The successors or assignees of the Guarantor shall be bound by all the clauses hereunder. The Guarantor shall not transfer the aforementioned guarantee obligations without the written consent from the Bank;
6.10 If the Guarantor is a natural person and has a spouse, a letter of confirmation from the spouse shall be provided regarding the guarantee as requested by the Bank. If the Guarantor has no spouse, a statement shall be made that all marital status information provided to the Bank as of the signing of this letter of guarantee is true, complete and reliable. Furthermore, the Guarantor acknowledges that the Bank may verify and investigate the marital status information provided by the Guarantor when deemed necessary (and any other authorization is not required), and the Guarantor undertakes to provide all necessary assistance unconditionally;
6.11 If the Guarantor fails to repay the guaranteed debts in accordance with the provisions hereunder, the Bank reserves the right to freeze/deduct the funds in any account opened by the Guarantor with China Merchants Bank (if the guaranteed debt is not denominated in Renminbi, the Bank reserves the right to directly engage in foreign exchange purchase or sale using any account of the Guarantor at the exchange rate published by the Bank at the time of deduction) until all debts owed by the Credit Applicant to the Bank under the Credit Agreement are paid off, and the Bank reserves the right to continue to seek recourse from the Guarantor in the event of any shortfall;

6.12 If approval or other procedures is required for the signing of this letter of guarantee in accordance with laws and administrative regulations, the Guarantor undertakes to promptly handle the application for approval and obtain valid approval as required by the Bank. Otherwise, the Guarantor shall be liable for compensation for breach of contract.
7. Assumption of Expenses
☐7.1 If the Credit Applicant is a small- and micro-sized enterprise defined by national standards, all expenses related to mandatory notarization (excluding the fee for applying for the issuance of a mandatory enforcement certificate) shall be borne by the Bank; if the Credit Applicant is not a small- and micro-sized enterprise defined by national standards, all expenses related to mandatory notarization (excluding the fee for applying for the issuance of a mandatory enforcement certificate) shall be jointly borne by the Bank and the Guarantor in the following proportions: / % borne by the Bank, / % by the Guarantor (checking “√” in “☐” indicates that the provisions of this article apply).
7.2 For other matters where services are entrusted to third parties, the related expenses shall be borne by the entrusting party. If the Bank and the Guarantor jointly act as the entrusting party, each shall bear 50%. unless otherwise provided in relevant national policies and other regulatory documents.
8. Non-waiver
During the validity period of this letter of guarantee, regarding any default or delay by the Credit Applicant and the Guarantor, the Bank’s any tolerance, grace or postponement in executing the rights and interests that the Bank is entitled to under the Credit Agreement and this letter of guarantee shall not prejudice, affect, or restrict any rights and interests that the Bank is entitled to as a creditor in accordance with relevant laws and regulations, nor shall it be regarded as the Bank’s waiver of its right to take action against existing or future defaults.
9. Terms
Unless otherwise specified, the terms used in this letter of guarantee shall have the same meanings as those specified in the Credit Agreement.
10. Notices
Notices, requests, or other documents related to this letter of guarantee from the Bank shall be sent in writing (including but not limited to letters, faxes, emails, electronic platforms such as China Merchants Bank’s corporate online banking/corporate app, text messages, WeChat messages, etc.). The Guarantor confirms the address and method of service of documents as follows:

10.1 The Guarantor confirms and agrees that the mailing address, email, fax number, mobile phone number, or WeChat ID provided by the Guarantor and stored on the Guarantor’s electronic platforms, such as China Merchants Bank’s corporate online banking/corporate app, or as specified in this letter of guarantee, can be used as the address for delivery of notices, requests, or other documents related to this letter of guarantee.
10.2 The Guarantor confirms and agrees that: for deliveries made by designated individuals (including but not limited to delivery by lawyers/notaries, express delivery, etc.), the delivery shall be deemed to be made upon the recipient’s signature (if the recipient refuses to accept it, delivery shall be deemed to be made seven days after the date of refusal/return or sending, whichever is earlier); for deliveries made by postal mail, seven days after mailing shall be deemed as delivery; for delivery by fax, email, China Merchants Bank’s corporate online banking/corporate app internal announcement/notification, mobile messages, or WeChat, the date displayed on the Bank’s corresponding system/electronic device as the date of successful transmission shall be deemed as the delivery date. If the Bank notifies the Guarantor of the transfer of creditor’s rights or urges the Guarantor to make payment through a public announcement in public media, delivery shall be deemed to be made from the date of the announcement.
10.3 If the Guarantor changes its mailing address, email address, fax number, mobile number and WeChat account, it shall notify the Bank in writing of the changed information five working days from the date of change; otherwise, the Bank shall have the right to use the Guarantor’s original mailing address or information for delivery. The Guarantor shall be solely responsible for any losses that may result therefrom, with no effect on the legal validity of the delivery.
10.4 Judicial/arbitration documents or notarized documents sent by the court/arbitration institutions, notary offices to the specified delivery address through the agreed delivery method as stipulated in this letter of guarantee shall be deemed effectively delivered (the specific delivery standards shall be implemented in accordance with the provisions of the preceding clause).
The Guarantor further agrees that the court may deliver judicial documents to the Guarantor through electronic means such as the China Judicial Process Information Disclosure Network and the National Unified Delivery Platform; the delivery date shall be deemed as the date of successful delivery shown on the China Judicial Process Information Disclosure Network or the National Unified Delivery Platform.
10.5 The delivery address and delivery methods stipulated in this clause apply to the period of performance of the letter of guarantee, dispute resolution period, arbitration period, during court proceedings (first instance, second instance, and retrial), and during enforcement.

11. Transfer
Regardless of whether the creditor’s rights guaranteed under the Maximum-Amount Letter of Guarantee are determined, if all creditor’s rights under the Credit Agreement are transferred to a third party by the Bank, the maximum-amount guarantee shall be transferred in full to the assignee of the creditor’s rights.
After the creditor’s rights guaranteed hereunder is determined, if the Bank transfers a portion of the creditor’s rights, the guarantee rights of the Guarantor shall also be partially transferred accordingly. The Bank and the transferee shall jointly share the guarantee interests against the Guarantor based on the untransferred portion of the creditor’s rights. Before the creditor’s rights guaranteed hereunder is determined, where a portion of the creditor’s rights is transferred by the Bank, the guarantee interests shall also be partially transferred accordingly. The maximum amount of the creditor’s rights guaranteed by the original Maximum-Amount Letter of Guarantee shall be reduced accordingly (i.e., the maximum amount of the Bank’s principal creditor’s rights guaranteed by the original Maximum-Amount Letter of Guarantee shall be reduced by the amount of the transferred portion of the creditor’s rights). Upon the determination of the untransferred portion of the principal creditor’s rights by the Bank, the Bank and the transferee shall jointly enjoy the guarantee interests against the Guarantor based on the untransferred portion of the creditor’s rights.
12. Other Clauses
12.1 The Guarantor confirms that the various operations for specific transactions handled on behalf of the Credit Applicant as well as various operations related to this letter of guarantee carried out by the Bank may be handled by any branch in the Bank’s jurisdiction, with related documents generated, published or issued. The business operations and documents of the branches in the Bank’s jurisdiction shall be deemed the actions of the Bank and shall be binding on both parties.
12.2 During the validity period of this letter of guarantee, if the Guarantor undergoes spin-off, merger (acquisition) or other similar circumstances, the obligations hereunder shall be assumed or separately assumed by the institution(s) after the change.
12.3 If the credit debt is not denominated in RMB, the Bank reserves the right to directly purchase or trade foreign exchange according to the exchange rate published by the Bank at the time of repayment, for the purpose of repaying the credit debt, based on the funds recovered in accordance with the provisions of this letter of guarantee. The debt amounts under specific transaction documents that are not denominated in Renminbi shall be calculated based on the amount converted using the exchange rate (buying rate) published by the Bank at the time of repayment.
12.4 Other covenants: /

13. Disputes and Resolution Methods
This letter of guarantee is governed by the laws of the People’s Republic of China (excluding laws of Hong Kong, Macau, and Taiwan). In the event of any disputes or controversies arising from this letter of guarantee, the Guarantor agrees to make a resolution according to the dispute resolution methods stipulated in the Credit Agreement.
14. Effectiveness of Letter of Guarantee
14.1 If the Guarantor is a legal person or other organization, this letter of guarantee shall take effect from the date of signing by the legal representative/primary person-in-charge of the Guarantor or its authorized agent.
14.2 If the Guarantor is a natural person, this letter of guarantee shall take effect from the date of signing by the Guarantor.
15. Supplementary Provisions
This letter of guarantee is executed in quadruplicate copies, with the Bank holding two copies, and the Credit Applicant and the Guarantor holding one copy each, all of which have the same legal effect.
The Guarantor hereby represents that:
All clauses of this letter of guarantee have been fully negotiated by both parties. The Guarantor has paid special attention to clauses concerning exemption or mitigation of the Bank’s liability, which are of significant interest to the Guarantor. At the Guarantor’s request, the Bank has provided corresponding explanations regarding the aforementioned clauses. The Guarantor has a thorough and accurate understanding thereof.
(No text below)

(The following is the signature section of the Irrevocable Maximum-Amount Letter of Guarantee numbered Z902240301)
Please sign here if the Guarantor is a legal person or other organization:
Guarantor (name): ZAI LAB LIMITED
Legal Representative/Primary Person-in-Charge or Authorized Agent (Signature):
/s/ Xiaopeng Feng
For and on behalf of Zai Lab Limited
Primary Bank Account and Account Number: /
Mailing Address: 2/F, Block A, No. 699, Zhongke Road, Pudong New Area, Shanghai
Email Address: [***]
Fax Number: /
Mobile Number of Contact Person: /
Corporate WeChat ID: /
Date of Signing: July 5, 2024